EXHIBIT 4.3

               FORM OF LETTER AGREEMENT WITH SELLING SHAREHOLDERS



                                December 13, 2006

Name
Address
City/State/Zip

Re: Registration Of Restricted Stock Underlying Warrants Issued By Noble Roman's, Inc.

Dear ______:

         According to our records, you hold shares of common stock (the "Underlying Shares") of Noble Roman's, Inc. (the "Company"), purchased upon the exercise of warrants issued by the Company. Various holders of the Underlying Shares have requested that the Company register the resale of such Underlying Shares. In the absence of such registration, the transfer of the Underlying Shares is restricted under applicable securities laws. In order to induce the Company to register your Underlying Shares, you must confirm the following:

                  1. Representation. The information set forth below, including your address and the number of shares of the Company you beneficially own before the exercise of any Warrants, is correct and complete.

                  2. Indemnification. You will indemnify and hold harmless the Company, its directors, and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively "Indemnified Persons"), against any losses, claims, damages, or liabilities, joint or several, to which the Company may become subject ("Liabilities"), insofar as such Liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that you shall only be subject to such liability to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information provided by you or contained in a representation and given by you in this letter. Further, you will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending any such Liabilities or action as such expenses are incurred.

                  3. Use of Prospectus. Upon notice from the Company at the address set forth below, you will immediately discontinue use of any prospectus and only resume sales of Underlying Shares with an amended or supplemented prospectus supplied by the Company.


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                  4. Prohibition of Short Sales. You will not use the Underlying
         Shares to cover short sales of common stock of the Company prior to the date the registration statement filed by the Company is declared effective by the Securities and Exchange Commission.

                  5. No Recommendation. You acknowledge that the Company is not making and recommendation that you sell or hold any Underlying Shares.

         Thank you for your cooperation in this matter. If you have any questions or concerns, or if you desire or require any further information, please contact the undersigned at (317) 634-3377. Please note the deadline of December 18, 2007 for returning this Letter.

                          Very truly yours,

                          Noble Romans, Inc.


                          By:
                             -------------------------------------
                             Paul W. Mobley, Chairman of the Board
                             and Chief Executive Officer

Holder Information:

Name:
Address:


Number of Shares Beneficially Owned* as of the Date of this Letter: _________

Any position, office, or other material relationship with the Company or any of its affiliates (if none, please state "None." Please attach additional pages as necessary):

NONE.


By:
    -------------------------------------------
* Shares are deemed beneficially owned if you have sole or shared right to dispose of them, to vote them, or to direct the disposition of dividends paid on them.